FIFTH AMENDMENT TO OFFICE LEASE

This Fifth Amendment to Office Lease (this "**Fifth Amendment**"), dated January 13, 2020, is made by and between DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company (**Landlord**"), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and CytRx CORPORATION, a Delaware corporation ("**Tenant**"), with offices at 11726 San Vicente Boulevard, Suite 650A, Los Angeles, California 90049.

WHEREAS,

A. DOUGLAS EMMETT JOINT VENTURE, a California general partnership ("**DEJV**"), pursuant to the provisions of that certain Office Lease dated April 13, 2000 (the "**Original Lease**"), leased to THE KRIEGSMAN CAPITAL GROUP, LLC, a California limited liability company ("**Original Tenant**"), and Original Tenant leased from DEJV space in the property located at 11726 San Vicente Boulevard, Los Angeles, California (the "**Building**"), commonly known as Suite 650 (the "**Original Premises**");

B. Landlord, Original Tenant and Tenant subsequently entered into that certain Assignment, Assumption and Consent dated July 31, 2003 (the "**Assignment**"), whereby Original Tenant assigned all of its right, title and interest in and to the Original Lease to Tenant, and Tenant assumed all of Original Tenant's obligations under the Original Lease;

C. Landlord acquired all of DEJV's interest, right and title in and to the real property and Building in which the Premises are located, becoming successor-in-interest to DEJV and landlord under the Original Lease;

D. Landlord and Tenant subsequently entered into that certain First Amendment to Office Lease dated October 14, 2005 (the "**First Amendment**"), pursuant to which Tenant expanded its occupancy within the Building to include Suite 688; that certain Second Amendment to Office Lease dated March 25, 2008 (the "**Second Amendment**"); that certain Third Amendment to Office Lease dated November 30, 2009 (the "**Third Amendment**"), pursuant to which Tenant surrendered possession of the Original Premises and leased Suite 600 (which Suite 600, together with Suite 688, was subsequently renamed Suite 650A and shall hereinafter be collectively referred to as the "**Existing Premises**"); that certain Memorandum of Lease Term Dates and Rent dated March 19, 2010 (the "**Memorandum**"); and that certain Fourth Amendment to Office Lease dated February 6, 2014 (the "**Fourth Amendment**");

E. The Fourth Extended Term of the Lease expires February 29, 2020, which Fourth Extended Term Landlord and Tenant wish to hereby extend; and

F. Tenant wishes to reduce its occupancy within the Building to exclude a portion of the office space from the Existing Premises consisting of approximately 2,973 square feet of Rentable Area (the "**Returned Premises**"), and continue to lease the remainder of the Existing Premises, which consists of approximately 2,771 square feet of Rentable Area (the "**Remaining Premises**") as shown on Exhibit A, which reduction Landlord has conditionally permitted, contingent upon Tenant's acceptance of and compliance with the provisions of this Fifth Amendment;

G. Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1. **Confirmation of Defined Terms.** Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Fifth Amendment. The Original Lease, as modified by the Assignment, the First Amendment, the Second

Amendment, the Third Amendment, the Memorandum, the Fourth Amendment, and this Fifth Amendment, shall hereinafter be referred to as the "**Lease.**"

2. **Extension of the Term.** The term of the Lease by Tenant of the Remaining Premises (the "**Fifth Extended Term**"), shall commence on March 1, 2020 (the "**Effective Date**"), through and including 11:59 p.m. on February 29, 2024 (the "**Termination Date**"). It is expressly understood and agreed that in no event shall Tenant have the right to further extend the Fifth Extended Term of this Lease.

3. **Surrender of Returned Premises.** Tenant shall cease conducting business within the Returned Premises at 11:59 p.m. on February 29, 2020, provided that in the event the Improvements are not Substantially Completed (as defined below) within the Remaining Premises by the Effective Date, then Tenant may store items of furniture within the Returned Premises that cannot be moved to the Remaining Premises without unreasonably delaying Landlord in the Substantial Completion of the Improvements until the second (2nd) full business day following the Substantial Completion of the Improvements. Tenant shall vacate the Returned Premises no later than the second (2nd) full business day after the date Landlord Substantially Completes the Improvements within the Remaining Premises as contemplated under Exhibit B, and shall tender possession of the Returned Premises to Landlord in accordance with Article 7 of the Original Lease (such date to hereinafter be referred to as the "**Surrender Date**"). If Tenant vacates the Returned Premises, but leaves any property, trash or debris therein, or if there is any damage to the Returned Premises beyond reasonable wear and tear, then the costs incurred by Landlord in the removal or repair of such items, as the case may be, shall be billed directly to Tenant as additional rent or, at Landlord's option, deducted from Tenant's security deposit. Substantial Completion shall be defined as that point in the construction process when a majority of the work within the Remaining Premises, as specified in the Plans (as defined in Exhibit B), has been completed in such a manner that Tenant could conduct normal business operations in the Remaining Premises, provided that completion of any millwork shall not be required as a criterion for Substantial Completion. Tenant's vacating and tendering possession of the Returned Premises shall be deemed conclusive evidence that, as of the Surrender Date Landlord has Substantially Completed the Improvements in the Remaining Premises, except for any Punchlist (as such term is defined in Exhibit B attached hereto) items to be completed as identified on the Punchlist prepared by Landlord pursuant to Exhibit B. Notwithstanding anything to the contrary in this Fifth Amendment, in the event Landlord determines that Tenant has conducted business within any portion of the Returned Premises on or after the Effective Date, or in the event a Tenant Delay is assessed during the construction of the Improvements, then the Fixed Monthly Rent payable by Tenant for the Existing Premises during the last year of the Fourth Extended Term shall immediately and without the necessity of any further notice to Tenant, be reinstated, and Tenant shall be responsible for the payment of the same until the Surrender Date.

3.1. Release of Liability and Claims. Contingent upon Landlord and Tenant fully performing the covenants and provisions contained herein and in the Lease, then, except as otherwise contained herein, on the Surrender Date, Landlord and Tenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Lease with respect to the Returned Premises.

Tenant, for itself, and on behalf of any third party claiming by, on behalf of or after Tenant, hereby releases any rights or claims to occupancy of the Returned Premises and/or any benefit thereof, arising out of or in connection with the Lease after the Surrender Date.

3.2. Disclaimer. The Original Lease provides for payment of the amount due for Tenant's Share of Operating Expenses periodically on an estimated basis with adjustment to the actual amounts due at some time in the future. Tenant has not received a final calculation of the actual amount due for the period of time ending on the Surrender Date with respect to the Returned Premises. Accordingly, Tenant understands and agrees that:

a) Landlord's estimate or allocation of anticipated increases in the amount due for Tenant's Share of Operating Expenses is only an estimate by Landlord and is not intended nor shall be construed as a limitation or ceiling upon the actual amounts which may be due;

b) Tenant shall be solely responsible for payment of Tenant's Share of Operating Expenses with respect to the Returned Premises through and including the Surrender Date by virtue of such adjustments and shall be solely entitled to any refunds resulting from such adjustments, even if such calculations are rendered to Tenant by Landlord after the Surrender Date; and

c) The final reconciliation of the amount due for Tenant's Share of Operating Expenses shall not be completed until after the year end of the calendar year for which such computations are to be made, after which computation has been completed, Landlord shall notify Tenant of any adjustment in Additional Rent due for the balance of the Fourth Extended Term with respect to the Returned Premises, computed to and including the Surrender Date.

4. Reduction of Existing Premises Subject to Demise. As of the Effective Date, (i) the Usable Area of the Remaining Premises shall be approximately 2,281 square feet and the Rentable Area of the Remaining Premises shall be approximately 2,771 square feet, and (ii) the definition of the Existing Premises shall be revised to exclude the Returned Premises, and wherever in the Lease the word Premises is found, it shall thereafter refer to the Remaining Premises. The Fixed Monthly Rent and Tenant's Share of increases in Operating Expenses for the Remaining Premises shall be revised subject to the terms of this Fifth Amendment.

Since the Remaining Premises is not yet fully demised, Landlord and Tenant agree that a recalculation of the Rentable Area of the Remaining Premises shall be made, once the demising wall(s) have been constructed, by Stevenson Systems, Inc., an independent planning firm, using the 2017 ANSI/BOMA Standard set forth collectively by the American National Standards Institute and the Building Owners and Managers Association as a guideline. Such determination shall be determinative unless patently unreasonable. Landlord and Tenant agree to document in the Memorandum the revised Usable Area as documented by Stevenson Systems, and the other matters specified below that will be determined upon such Usable Area being confirmed. Tenant shall execute the Memorandum and return it to Landlord within five (5) business days after receipt thereof. Failure of Tenant to timely execute and deliver the Memorandum shall constitute an acknowledgement by Tenant that the statements included in such Memorandum are true and correct, without exception.

Landlord and Tenant further agree that the Rentable Area of the Remaining Premises shall be calculated on the basis of 1.2146 times the estimated Usable Area, regardless of what actual common areas of the Building may be, or whether they may be more or less than 21.46% of the total estimated Usable Area of the Building, and is provided solely to give a general basis for comparison and pricing of this space in relation to other spaces in the market area.

If the Rentable Area of the Remaining Premises is increased or decreased pursuant to this Section, then as of the Effective Date, the initial Fixed Monthly Rent for the Remaining Premises shall be recalculated based on $5.00 per square foot of Rentable Area of the Remaining Premises, per month.

If the Rentable Area of the Remaining Premises is increased or decreased, pursuant to the provisions of this Section, then the increases in Fixed Monthly Rent for the Remaining Premises shall be appropriately adjusted to result in an increase in said Rent of three and one-half percent (3.5%) per annum, cumulative over the Fifth Extended Term.

If the Rentable Area of the Remaining Premises is increased or decreased, pursuant to the provisions of this Section, then the Security Deposit for the Remaining Premises shall be proportionately adjusted.

If the Usable Area of the Remaining Premises is increased or decreased pursuant to this Section, then Tenant's Share for the Remaining Premises shall be increased or decreased equally, by dividing the newly calculated Usable Area of the Remaining Premises by the Usable Area of the Building.

5. **Fixed Monthly Rent.** The Fixed Monthly Rent payable by Tenant for the Remaining Premises shall be as follows:

Period	**Fixed Monthly Rent**
March 1, 2020 through February 28, 2021	$13,855.00
March 1, 2021 through February 28, 2022	$14,339.93
March 1, 2022 through February 28, 2023	$14,841.82
March 1, 2023 through February 29, 2024	$15,361.29

All payments of Fixed Monthly Rent shall be made in immediately available funds.

6. **Security Deposit.** Landlord acknowledges that it currently holds the sum of $21,638.64 as a Security Deposit under the Lease. Provided Tenant is not then in material default under the Lease (which default continues after the expiration of any applicable notice and cure periods), Landlord shall deduct from the Security Deposit the amount of $6,277.35 and apply such amount to the Fixed Monthly Rent due for the month of April 2020, and thereafter the Security Deposit shall be in the amount of $15,361.29, which amount Landlord shall continue to hold throughout the Fifth Extended Term, unless otherwise applied pursuant to the provisions of the Lease.

Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used herein a "Tenant Party" shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

7. **Base Year.** As of the Effective Date, the Base Year shall be calendar year 2020. Notwithstanding the foregoing, during the Fifth Extended Term, Tenant shall not accrue charges for Tenant's Share of Additional Operating Expenses until the first calendar day of the thirteenth (13th) calendar month following the Effective Date.

8. **Tenant's Share.** As of the Effective Date, Tenant's Share for the Remaining Premises shall be 3.05%.

9. **Parking.** Notwithstanding any provision of the Lease to the contrary, as of the Effective Date, Tenant shall have the right, but not the obligation, to purchase up to five (5) unreserved parking permits; provided that Tenant shall have the right to convert one (1) unreserved parking permit to one (1) reserved parking permit upon at least thirty (30) days prior notice. The rates chargeable to Tenant for Building parking permits shall be at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes, provided that such rates may be changed from time to time, in Landlord's sole discretion. All other terms of Tenant's parking shall be as provided in Article 21 of the Original Lease, as supplemented by the Building rules and regulations specified in the Lease.

10. Acceptance of Premises. Tenant acknowledges that (i) it has been in possession of the Existing Premises for over sixteen years, and (ii) to the best of Tenant's knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Remaining Premises, which is already improved. Therefore, Tenant accepts the Remaining Premises in its "as-is" condition (subject to any latent defects within the Premises that are not discoverable upon a reasonable inspection of the Premises, provided that Tenant notifies Landlord of such discovered defects within six (6) months following the Effective Date), provided that Landlord shall complete the Improvements set forth in Exhibit B attached hereto. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, Remaining Premises or the Building for the purposes intended by Tenant. Tenant acknowledges and agrees that the construction of the Improvements may cause, among other things, noise, vibration, dust, odors, increased foot traffic in the Existing Premises and the Building, and that in no event shall this Lease be affected, nor shall any Landlord Party be liable for any damages (including interference with Tenant's business or any loss of profits) based on any claims related to the construction of the Improvements.

11. Deleted Provisions. The following provisions are hereby deleted and have no further force or effect: Section 8 of the Fourth Amendment (One-Time Right of First Offer); Section 10 of the Fourth Amendment (Option to Extend Term).

12. Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this Fifth Amendment.

13. Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Fifth Amendment other than Douglas Emmett Management, LLC. and Stone-Miller. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant's execution of this Fifth Amendment.

14. Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant's or Landlord's counsel-of-record or leasing or sub-leasing broker of record.

15. Governing Law. The provisions of this Fifth Amendment shall be governed by the laws of the State of California.

16. Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease constitutes the entire agreement by and between Landlord and Tenant relating to the Existing Premises and the Reduction Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

17. Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to

determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist ("CASp") can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

18. Submission of Document. The submission of this Fifth Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Amendment for Tenant's review and/or signature, (b) this Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Amendment be valid, binding on the parties and/or in effect unless and until this Amendment has been fully executed by Landlord and Tenant and such fully-executed Amendment has been delivered to Tenant.

19. Digital Counterparts. This Fifth Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Amendment as fully-executed (such as in a portable document format (.pdf)) or DocuSign when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Amendment, and such digital image of this Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

20. Notices. The address of Landlord for notices shall be the following:

1299 Ocean Avenue, Suite 1000
Santa Monica, California 90401
Attention: Director of Property Management

21. Option to Extend Term. Subject to the rights of pre-existing tenants as of the execution date of this Fifth Amendment, and provided Tenant is not in material default after the expiration of notice and the opportunity to cure on the date or at any time during the remainder of the Fifth Extended Term after Tenant gives notice to Landlord of Tenant's exercise of its rights pursuant to this Section 21, Tenant is given the option to extend the term for an additional five (5) year period (the "**Sixth Extended Term**"), commencing the next calendar day after the expiration of the Fifth Extended Term (the "**Option**"). The Option shall apply only to the entirety of the Remaining Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Remaining Premises.

Tenant's exercise of this Option is contingent upon Tenant giving written notice to Landlord (the "**Option Notice**") of Tenant's election to exercise its rights pursuant to this Option by Certified Mail, Return Receipt Requested, no more than twelve (12) months and no less than nine (9) months prior to the Termination Date. The Option Notice shall be irrevocable.

21.1. Fixed Monthly Rent Payable. The Rent payable by Tenant during the Sixth Extended Term ("**Option Rent**") shall be equal to the greater of: (i) the Rent payable by Tenant during the last year of the Fifth Extended Term, and (ii) the Fair Market Value of the Remaining Premises as of the

commencement date of the Sixth Extended Term. The term "**Fair Market Value**" shall be defined as the effective rent reasonably achievable by Landlord, and shall include but not be limited to, all economic benefits obtainable by Landlord, such as Fixed Monthly Rent (including periodic adjustments), Additional Rent in the form of Operating Expense reimbursements, and any and all other monetary or non-monetary consideration that may be given in the market place to a non-renewal tenant, as is chargeable for a similar use of comparable space in the geographic area of the Remaining Premises. Said computation shall specifically be based on the Remaining Premises in its "as-is" condition, without payment of any brokerage commission to any broker.

Landlord and Tenant shall have thirty (30) days (the "**Negotiation Period**") after Landlord receives the Option Notice in which to agree on the Fair Market Value. If Landlord and Tenant agree on the Fair Market Value during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Fifth Extended Term and stating the Fair Market Value.

21.2. Appraisers to Set Fixed Monthly Rent. If Landlord and Tenant are unable to agree on the Fair Market Value during the Negotiation Period, then:

a) Landlord and Tenant, each at its own cost, shall select an independent real estate appraiser with at least ten (10) years full-time commercial appraisal experience in the area in which the Remaining Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed. Landlord and Tenant shall make such selection within ten (10) days after the expiration of the Negotiation Period; and

b) Within thirty (30) days of having been appointed to do so (the "**Appraisal Period**"), the two (2) appraisers so appointed shall meet and set the Fair Market Value for the Sixth Extended Term. In setting the Fair Market Value, the appraisers shall solely consider the use of the Remaining Premises for general office purposes.

21.3. Failure by Appraisers to Set Fair Market Value. If the two (2) appointed appraisers are unable to agree on the Fair Market Value within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Landlord or Tenant. Landlord and Tenant shall each bear one half of the costs of the third appraiser's fee.

Within thirty (30) days after the selection of the third appraiser (the "**Second Appraisal Period**") the Fair Market Value for the Sixth Extended Term shall be set by a majority of the appraisers now appointed. If a majority of the appraisers are unable to set the Fair Market Value within the Second Appraisal Period, the three (3) appraisers shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value during the Sixth Extended Term.

However, if the low appraisal or high appraisal varies by more than Ten Percent (10%) from the middle appraisal, then one (1) or both shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value. If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for the Remaining Premises during the Sixth Extended Term. The appraisers shall immediately notify Landlord and Tenant of the Fair Market Value so established, and Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Fifth Extended Term and revising the Fixed Monthly Rent payable to the Fair Market Value so established in the event such Fair Market Value exceeds the Rent payable by Tenant during the last year of the Fifth Extended Term.

Tenant's failure to execute such amendment establishing the Fair Market Value within fifteen (15) days after the other party's request therefor shall constitute a material default under the Lease.

21.4. No Right of Reinstatement or Further Extension. Once Tenant has failed to exercise its rights to extend the term pursuant to this Section 21 it shall have no right of reinstatement of its Option

to Extend the Fifth Extended Term, nor shall Tenant have any right to a further or second extension of the Fifth Extended Term beyond the period stated in Section 21 hereinabove.

21.5 No Assignment of Option. This Option is personal to the original Tenant signing the Lease, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an unaffiliated entity and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Remaining Premises.

[Signatures Appear on the Following Page]

FIFTH AMENDMENT TO OFFICE LEASE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:

DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company

By: Douglas Emmett Management, Inc., a Delaware corporation, its Manager

DocuSigned by:

By: [signature]
2F948B0067EA468...
Andrew B. Goodman,
Senior Vice President

Dated: 1/20/2020

TENANT:

CytRx CORPORATION, a Delaware corporation

DocuSigned by:

By: John Caloz
F250A044C68B4D0...

Name: John Caloz

Title: CFO

Dated: 1/13/2020

EXHIBIT A – REMAINING PREMISES PLAN

Suite 650 at 11726 San Vicente Boulevard

Rentable Area: approximately 2,771 square feet

Usable Area: approximately 2,281 square feet

(Subject to re-measurement pursuant to the provisions of Section 4 of this Fifth Amendment)


PRELIMINARY

EXHIBIT B
LANDLORD CONSTRUCTION ADDENDUM

1. Completion of Improvements. Landlord shall cause its general contractor ("**Contractor**") to furnish and install within the Remaining Premises those items of general construction (collectively, the "**Improvements**") pursuant to the plans attached hereto as Schedule 1 (the "**Plans**"), which have been approved by Landlord and Tenant. Tenant acknowledges that Landlord shall, at Landlord's sole cost and expense, move Tenant's furniture (but not Tenant's personal effects, wall hangings, and art) so that Landlord may complete the Improvements; provided that Tenant shall be responsible, at Tenant's sole cost and expense, for the storage and set up (both during the course of construction of the Improvements and upon the completion of the Improvements) of the same. Tenant further acknowledges that Tenant shall be solely responsible, at Tenant's sole cost and expense, for the relocation and installation of all computer and telephone cabling and wiring required during and upon completion of the construction of the Improvements. Neither Landlord nor Landlord's agent shall be responsible for packing any personal effects (picture frames, mugs, radios, iPods, etc.), wall hangings, art, or files of Tenant, and Landlord shall not move any such items. Tenant shall advise Landlord in writing within three (3) business days following the execution of the Lease if Tenant elects to have Landlord cause Contractor to perform any items identified as "Tenant Alternates" on the Plans and shall pay the cost thereof to Landlord within three (3) business days following Tenant's receipt of Landlord's invoice therefor. Unless specifically noted to the contrary on the Plans, the Improvements shall be constructed using Building-standard quantities, specifications and materials as determined by Landlord. If determined by Landlord to be necessary based upon the Plans, Landlord may provide detailed plans and specifications for the Improvements ("**Working Drawings**"). Landlord shall forward the Working Drawings, if any, to Tenant for Tenant's approval. Tenant shall approve or reasonably disapprove any draft of the Working Drawings within three (3) business days after Tenant's receipt thereof; provided, however, that (i) Tenant shall not be entitled to disapprove any portion, component or aspect of the Working Drawings which are consistent with the Plans unless Tenant agrees to pay for the additional cost (if any) resulting from such change in the Plans as part of the Over-Allowance Amount pursuant to Section 3 below, and (ii) any disapproval of the Working Drawings by Tenant shall be accompanied by a detailed written explanation of the reasons for Tenant's disapproval. Failure of Tenant to reasonably disapprove any draft of the Working Drawings within said three (3) business day period shall be deemed to constitute Tenant's approval thereof. The Working Drawings as approved by Landlord and Tenant may be referred to herein as the "**Approved Working Drawings.**"

2. Change Orders. Tenant shall not change or modify the Plans or any Approved Working Drawings without the prior written consent of Landlord, which shall not be unreasonably withheld unless such change or modification would directly or indirectly delay the substantial completion of the Improvements or increase the cost of designing or constructing the Improvements.

3. Cost of Improvements. Except as set forth in this Section, Landlord shall bear the costs of the Improvements. Tenant shall pay (as Additional Rent) any additional costs (an "**Over-Allowance Amount**") incurred by Landlord in connection with the Improvements as a result of any revisions, changes or substitutions to the Plans, any Approved Working Drawings or the Improvements that are made at the request of Tenant or with Tenant's consent (each, a "**Change Order**"). Over-Allowance Amounts shall additionally include all costs, if any, related to the purchase or installation of new signage (which shall not include costs related to the relocation and reinstallation of any existing suite signage). Any Over-Allowance Amount shall be paid within three (3) business days after Tenant's receipt of invoice therefor, and may be disbursed by Landlord prior to the disbursement of any portion of Landlord's contribution to the construction of the Improvements.

4. Ancillary Work. If Tenant shall contracts for any ancillary work not included in the Improvements, such as data and telephone cabling and equipment, furnishings, installation of Tenant's trade fixtures or cabinetry (collectively "**Ancillary Work**"), Tenant shall (i) obtain Landlord's approval as required by the Lease and otherwise comply in all respects with the requirements of the Lease; (ii) pay any costs of any such Ancillary Work, and (iii) cause the Ancillary Work to be conducted in such a way as to not hinder or delay the Improvements.

5. Tenant Delays. Tenant will cooperate with Landlord and its agents in the construction process. In addition to any other remedies available to Landlord under the Lease, Landlord may suspend any activities under this Landlord Construction Addendum during any Tenant Delay.

EXHIBIT B
LANDLORD CONSTRUCTION ADDENDUM

6. **Punchlist.** After Contractor has substantially completed the Improvements, Landlord shall request a joint inspection of the Remaining Premises for the purpose of developing a written "punchlist" of any Improvement items that do not conform to the Plans or the Approved Working Drawings (as the case may be) and any approved Change Orders (the "**Punchlist**"). If Tenant does not make itself reasonably available to participate in such inspection within five (5) business days following such request, the Punchlist as prepared by Landlord, if any, shall be the approved Punchlist hereunder. Landlord shall use reasonable efforts to correct any items on the Punchlist within thirty (30) days after creation of the Punchlist.

7. **Communication Protocol.** During the planning and construction process, the Jasmina Eakes (the "Landlord Representative") and John Caloz (the "Tenant Representative") shall (i) have full authority and responsibility to act on its behalf with respect to this Construction Addendum and (ii) hold meetings regarding the progress of the construction of the Improvements on a regular basis (which shall be weekly if deemed reasonably necessary) at reasonable times. Either party may change its representative at any time on notice to the other party.

8. **Ownership of Improvements.** All Improvements shall be deemed Landlord's property under the terms of the Lease.

9. **Construction Warranties.** Landlord hereby assigns to Tenant, on a non-exclusive basis, to the extent assignable, all warranties and guaranties by the contractor who constructs the Improvements relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements.

SCHEDULE -1

PLANS


CYTRX
SUITE 690
BRENTWOOD EXECUTIVE PLAZA
11726 SAN VICENTE BLVD.
LOS ANGELES, CA. 90049
Douglas Emmett
DEMOLITION PLAN
A-1.0
KEY PLAN


CYTRX
SUITE 690
BRENTWOOD EXECUTIVE PLAZA
11726 SAN VICENTE BLVD.
LOS ANGELES, CA. 90049
Douglas Emmett
KEYPLAN
DATE
DESCRIPTION
ISSUANCE
USF
CEILING DEMOLITION PLAN
A-1.1
EXISTING STAIR
EXISTING CORRIDOR
EXISTING ELEVATOR LOBBY


CYTRX
SUITE 690
BRENTWOOD EXECUTIVE PLAZA
11726 SAN VICENTE BLVD.
LOS ANGELES, CA. 90049
Douglas Emmett
CONSTRUCTION PLAN
A-2.0
N.I.C.
KEY PLAN


Douglas Emmett
CYTRX
SUITE 690
BRENTWOOD EXECUTIVE PLAZA
11726 SAN VICENTE BLVD.
LOS ANGELES, CA. 90049
REFLECTED CEILING PLAN
A-3.0
KEY PLAN
EXISTING CORRIDOR
EXISTING ELEVATOR LOBBY
EXISTING STAIR
RECEPTION AREA


CYTRX
SUITE 690
BRENTWOOD EXECUTIVE PLAZA
11726 SAN VICENTE BLVD.
LOS ANGELES, CA. 90049
Douglas Emmett
DATE
DESCRIPTION
ISSUANCE
KEYPLAN
A-4.0
POWER / COMM. PLAN
USF 2,231 sf